Exhibit 4.1

                           SDRC/CAMAX SYSTEMS, INC.

                     1985 INCENTIVE STOCK OPTION PLAN

 (formerly, CAMAX Systems, Inc. 1985 Incentive Stock Option Plan)

Structural Dynamics Research Corporation ("SDRC" or the "Company"), SDRC-Systems, Inc. ("SDRC-Systems") and CAMAX Manufacturing Technologies, Inc. ("CAMAX") entered into an Agreement of Merger and Plan of Reorganization dated as of January 16, 1996, as amended, (the "Merger Agreement") pursuant to which CAMAX will be merged with and into SDRC-Systems with SDRC-Systems as the surviving corporation (the "Merger"). Under the terms of the Merger Agreement, SDRC has agreed to assume CAMAX's obligations under CAMAX's five stock option plans and outstanding non-qualified stock options effective as of the date of the Merger. This Plan as assumed will apply to optionees in existence prior to the Effective Date of the Merger.

At the Effective Date of the Merger in accordance with Sections 2.5 and 2.6 of the Merger Agreement, each outstanding option to purchase shares of CAMAX Common Stock issued pursuant to the CAMAX Systems, Inc. 1985 Incentive Stock Option Plan (the "1985 Plan"), whether vested or unvested, shall be assumed by SDRC. Each 1985 Plan option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such 1985 Plan option, the same number of shares of SDRC Common Stock as the holder of such 1985 Plan option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date of the Merger (rounded down to the nearest whole share), at a price per share equal to (x) the aggregate exercise price for the shares of CAMAX Common Stock otherwise purchasable pursuant to such 1985 Plan option divided by
(y) the number of full shares of SDRC Common Stock deemed purchasable pursuant to such 1985 Plan option. (Capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement unless otherwise defined herein.)

The entire text of the Plan following the Effective Date of the Merger is as follows:

1.  Purpose of the Plan

This SDRC/CAMAX Systems, Inc. 1985 Incentive Stock Option Plan (the "Plan") is intended to promote the interests of the Company and its shareholders by providing the employees of the Company and any subsidiaries acquired or established at any time in the future, who are largely responsible for the management, growth and protection of the business. It is intended that the options issued pursuant to this Plan shall constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be interpreted and administered so as to satisfy the requirements of Code Section 422.

2.  Administration of the Plan

The Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Company consisting of three persons. All persons designated as members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall from time to time designate the key employees of the Company and its subsidiaries, if any, who shall be granted stock options under the Plan and the number of shares of stock to be optioned to each such employee.

Subject to the terms and conditions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

3.  Eligibility for Participation

The persons who shall be eligible to receive options pursuant to the Plan shall be such employees (including officers, whether or not they are directors) of the Company, or any subsidiary, if any, as the Committee shall select from time to time. "Subsidiary" means any corporation of which the Company owns, directly or indirectly, stock with more than 50% of the total voting power of all classes of stock of such corporation.

No employee may receive options (under all incentive stock option plans of the Company and any of its parents and subsidiaries, if any) in any calendar year for stock with an aggregate fair market value (determined as of the time the option is granted) in excess of $100,000, plus any carryover of unused limits from prior years computed in accordance with Code Section 422(c)(4).

Optionees as of the Effective Date shall be eligible to participate in the Plan to the extent that such optionees held outstanding options under the CAMAX 1985 Incentive Stock Option Plan as of the Effective Date.

4.  Shares Subject to the Plan

Under the Plan, options may be granted for the Company's Common Shares, no par value. The aggregate number of Common Shares that may be issued under the Plan shall not exceed 281. If any outstanding option under the Plan for any reason expires or is terminated, the shares allocable to the unexercised portion of such option may again be subject to an option under the Plan. The limitation on the number of Common Shares that may be issued under the Plan or for which options may be granted to each employee shall be subject to adjustment as provided in Section 5(d).

5.  Terms and Conditions of Options

Stock options granted pursuant to the Plan shall be authorized by action of the Committee and shall be evidenced by option agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(a) Option Price

The option price of any option granted under the Plan shall be not less than 100% of the fair market value of the Common Shares on the date of the grant of such option. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of a Common Share shall be as reasonably determined by the Committee, but shall not be less than the average of the closing representative bid and asked prices of the Common Shares as reported on the National Association of Securities Dealers Automated Quotation System, if applicable, or, if the Common Shares are then traded on a national securities exchange, the closing price of the stock on such exchange on the date as of which fair market value is being determined. If on the date of grant of any option under the Plan, the Common Shares of the Company are not publicly traded, the Board of Directors shall make a good faith attempt to satisfy the option price requirement of this Section 5(a) and in connection therewith shall take such action as it deems necessary or advisable, including obtaining and relying on the opinion of one or more independent and well-qualified experts as to the fair market value of such Common Shares and such other facts and circumstances as it deems relevant.

(b)  Term and Exercise of Options

(1) Each option granted under the Plan shall be exercisable on such date or dates, during such period (not exceeding ten years) and for such number of shares as shall be determined by the Board of Directors and set forth in the stock option agreement with respect to such option.

(2) Any option granted under the Plan may be exercised by notifying the Company in writing of such exercise prior to the termination of such option. The option price for the number of Common Shares for which the option is exercised shall become immediately due and payable; provided, however, that in lieu of cash an optionee may, with the approval of the Committee, exercise an option by tendering to the Company the number of whole Common Shares of the Company then owned by the optionee and with the certificates therefor registered in his name having a fair market value equal to or less than the cash exercise price of the shares being purchased, the balance of such exercise price to be paid in cash.

(3) No option granted shall be exercisable while there is outstanding (within the meaning of Code Section 422(c)(7)) any incentive stock option granted to the optionee prior to such option or a parent or subsidiary corporation or a predecessor corporation of any of them.

(4) During the lifetime of the optionee, the option shall be exercisable only by him and shall not be assignable or transferable by him otherwise than by will or the laws of descent and distribution.

(5)After the consummation of the Merger, no further options shall be granted under the Plan.

(c) Effect of Termination of Employment

(1) In the event that an optionee shall cease to be employed by the Company or its subsidiaries, if any, for any reason other than his gross and willful misconduct or his death or disability, such optionee shall have the right to exercise the option at any time within one month after such termination of employment to the extent of the full number of shares he was entitled to purchase under the option on the date of termination, subject to the condition that no option shall be exercisable after the expiration of the term of the option.

(2) In the event that an optionee shall cease to be employed by the Company or its subsidiaries, if any, by reason of his gross and willful misconduct during the course of his employment, including but not limited to wrongful appropriation of funds of his employer or the commission of a gross misdemeanor or felony, the option shall be terminated as of the date of the misconduct.

(3) If the optionee shall die while in the employ of the Company or a subsidiary, if any, or within one month after termination of employment for any reason other than gross and willful misconduct, or become disabled (within the meaning of Code Section 105(d)(4)) while in the employ of the Company or a subsidiary, if any, and such optionee shall not have fully exercised the option, such option may be exercised at any time within twelve months after his death or such disability by the executors, administrators, or, if applicable, guardian of the optionee or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares he was entitled to purchase under the option on the date of death or disability, and subject to the condition that no option shall be exercisable after the expiration of the term of the option.

(d) Adjustment upon Changes in Stock

If any change is made in the Common Shares subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure or otherwise), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan and the number of shares and price per share subject to outstanding options.

(e) Rights as a Shareholder

No person shall have any rights as a shareholder with respect to any shares covered by an option granted pursuant to the Plan until the date of the issuance of a stock certificate to him for such shares.

(f) Ten Percent Shareholders

Notwithstanding any other provision in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan, the optionee owns directly or indirectly (within the meaning of Code Section 425(d)) Common Shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations if any (within the meaning of Code Section 422(b)(6)), then any option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of Code
Section 422(c)(8), and the option price shall be not less than 110% of the fair market value of the Common Shares of the Company determined as described herein, and such option by its terms shall not be exercisable after the expiration of five years from the date such option is granted.

6. Securities Matters

The exercise of any option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Shares pursuant to such exercise will not violate any state or federal securities or other laws. The employee desiring to exercise an option may be required by the Company, as a condition of the effectiveness of any exercise of an option granted hereunder, to agree in writing that all Common Shares to be acquired pursuant to such exercise shall be held for his or her own account without a view to any further distribution thereof, that the certificates for such shares may bear an appropriate legend to that effect and that such shares will not be transferred or disposed of except in compliance with applicable federal and state laws. The Company may, in its sole discretion, defer the effectiveness of any exercise of an option granted hereunder in order to allow the issuance of Common Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any Common Shares to be issued hereunder or to effect similar compliance under any state laws.

The Company shall inform the optionee in writing of its decision to defer the effectiveness of the exercise of an option granted hereunder. During the period that the effectiveness of the exercise of an option has been deferred, the optionee may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

7.  Amendment of the Plan

The Board of Directors of the Company may suspend or discontinue the Plan or amend it in any respect whatsoever; provided, however, that without approval of the shareholders of the Company no amendment shall (a) increase the number of shares subject to the Plan, except as provided in Section 5(d), (b) extend the term over which options may be exercised, (c) extend the term for which options may be granted beyond the date specified in Section 8, (d) reduce the option price at which options may be granted to less than 100% of fair market value at the date of grant, or (e) in any other fashion cause the options granted under the Plan to fail to qualify as incentive stock options within the meaning of Code Section 422.

8.  Effective Date

The Plan shall be deemed adopted and effective as of the close of business on the Effective Date of the Merger. All outstanding options were originally granted under the CAMAX Systems, Inc. 1985 Incentive Stock Option Plan. After consummation of the Merger, no further options will be granted under the Plan.